QuickLinks -- Click here to rapidly navigate through this document

Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Treehouse Partners Corporation
Berkeley, California

        We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated June 29, 2005 relating to the financial statements of Treehouse Partners Corporation, which is contained in that Prospectus. Our report contains an explanatory paragraph regarding uncertainties as to the ability of the Company to continue as a going concern.

        We also consent to the reference to us under the caption "Experts" in the Prospectus.

/s/ BDO Seidman, LLP

BDO Seidman, LLP
New York, New York
August 26, 2005

QuickLinks

Consent of Independent Registered Public Accounting Firm